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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549              SEC FILE NUMBER
                                ----------------                    000-50565
                                                                 ---------------
                                                                 CUSIP NUMBER

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING
(CHECK ONE): |_|Form 10-K |_|Form 20-F |_|Form 11-K |X|Form 10-Q |_|Form N-SAR


                  For Period Ended: September 30, 2005

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended: ___________________

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   READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                               ---------------------------------
PART I -- REGISTRANT INFORMATION

         S&P Managed Futures Index Fund, LP
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Full Name of Registrant

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Former Name if Applicable

         c/o RefcoFund Holdings, LLC, 200 Liberty Street, Tower A
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Address of Principal Executive Office (STREET AND NUMBER)

         New York, New York, 10281
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                 (a)      The  reasons  described  in  reasonable  detail  in
                          Part III of this form could not be eliminated without unreasonable effort or expense;

                 (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth
      |_| calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

            On October 18, 2005, Refco, Inc., the ultimate parent of RefcoFund Holdings, LLC, the general partner of S&P Managed Futures Index Fund, LP (the "Fund") filed for bankruptcy protection in the Southern District of New York, and Phillip R. Bennett and Philip Silverman, a manager and the secretary, respectively, of the general partner, resigned. As a consequence, the Company's independent registered public accounting firm has been unable to complete its review of the Fund's interim unaudited financial statements to be included in the Fund's quarterly report for the quarter ended September 30, 2005. As a result, the Form 10-Q for the quarter ended September 30, 2005 could not be completed on or before the November 14, 2005 deadline without unreasonable effort or expense. The Company is working diligently to be in a position to be able to file its Form 10-Q for the quarter ended September 30, 2005 as soon as possible.

PART IV-- OTHER INFORMATION|_|

(1) Name and telephone number of person to contact in regard to this notification

    Richard C. Butt                     212                      693-7000
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       (Name)                       (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_|Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       S&P Managed Futures Index Fund, LP
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

         Date: November 14, 2005             By:  RefcoFund Holdings, LLC,
                                                  its general partner




                                       By:  /s/ Richard C. Butt
                                          --------------------------------
                                                Richard C. Butt
                                                President


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